Exhibit 99.1

Ascent Solar Appoints New Board Member

Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of state of the art flexible thin-film solar modules, announced today the appointment of Hans Olav Kvalvaag to its Board of Directors to replace Einar Glomnes, who resigned from the Board effective December 21, 2010. Mr. Kvalvaag was designated for appointment to the Board by Norsk Hydro Produksjon AS, the Company’s largest stockholder, pursuant to a stockholder’s agreement between the Company and Norsk Hydro. Mr. Glomnes, the prior Board designee of Norsk Hydro, was recently promoted to Vice President Sales Europe and has assumed an expanded role with additional commitments within Norsk Hydro. As such, he is no longer able to devote adequate attention to his Board position.

Mr. Kvalvaag joined Norsk Hydro in 2006 within its New and Alternative Energy group. He is currently part of Norsk Hydro’s Corporate Business Development team. Mr. Kvalvaag holds a law degree from the University of Oslo in Norway, and finance diplomas from the Norwegian School of Business Administration and the University of Auckland. He has worked as a management consultant with McKinsey & Company and further as a lawyer with the leading Norwegian law firm, Selmer, primarily focusing on the Energy and Oil & Gas arena.

“On behalf of the entire Board, I would like to thank Einar for his significant contributions to Ascent Solar’s growth and progress. We wish Einar the very best as he expands his responsibilities at Norsk Hydro,” stated Dr. Farhad Moghadam, President and Chief Executive Officer of Ascent Solar. “We also welcome Hans to our Board and look forward to benefitting from his expertise and insights, as well as continued support from Norsk Hydro.”

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules can be directly integrated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power or configured as stand-alone modules for large scale terrestrial deployment. Ascent Solar is headquartered in Thornton, Colo. Additional information can be found at www.ascentsolar.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “may,” “will,” “should,” “believes,” “expect,” “intend,” “anticipate,” “plan,” “estimate” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject to risks and uncertainties that are described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward- looking statements whether as a result of the receipt of new information, future events, or otherwise.

Ascent Solar Technologies, Inc., 12300 N. Grant St., Thornton, CO 80241-3120 Phone: 720-872-5000 Fax: 720-872-5077 www.ascentsolar.com

Contact:

For Ascent Solar Technologies, Inc.

Brian Blackman, +1 720-872-5107 (Investor Relations)

bblackman@ascentsolar.com